Exhibit 28.1

                                                FOR IMMEDIATE RELEASE
                                                APRIL 24, 1997
                                                FOR ADDITIONAL INFORMATION
                                                CONTACT:  DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311



             NORTHEAST INDIANA BANCORP, INC. ANNOUNCES CASH DIVIDEND
                   AND HOLDS SECOND ANNUAL SHAREHOLDER MEETING

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.08 per share for the quarter ended March 31, 1997. The dividend will be payable on May 22, 1997 to shareholders of record on May 8, 1997.

NEIB held its second annual shareholder's meeting April 23, 1997. The shareholders selected Samuel Preston, Jr. And Randall C. Rider as directors of NEIB for terms to expire in 2000. The shareholders have ratified the appointment of Crowe, Chizek and Company, LLP to be the Company's auditors for the fiscal year ending 1997.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company's traded on the Nasdaq National Market under the symbol "NEIB".